                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              H.B. Fuller Company
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              H.B. Fuller Company
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

LOGO Corporate Headquarters

     2400 Energy Park Drive
     Saint Paul, Minnesota 55108
     612-645-3401

Dear Shareholder:

  We are pleased to invite you to the H.B. Fuller Company 1995 Annual Meeting of Shareholders, to be held beginning at 3:00 p.m. on Thursday, April 20, 1995, at the newly-constructed H.B. Fuller Industrial Coatings Facility at 2900 Granada Lane, Oakdale, Minnesota.

  In addition to the items of business set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on the current activities of the Company and there will be an opportunity to discuss matters of interest to you as a shareholder.

  We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please sign and return the enclosed proxy card to assure that your shares are properly represented at the Annual Meeting.

  We look forward to seeing you at the Annual Meeting.

                                       Sincerely,
                                       H.B. FULLER COMPANY

                                       [LOGO OF ANTHONY L. ANDERSEN]

                                       ANTHONY L. ANDERSEN
                                       Chair-Board of Directors and
                                       Chief Executive Officer

March 3, 1995

          DIRECTIONS TO THE H. B. FULLER INDUSTRIAL COATINGS FACILITY
                     2900 GRANADA LANE, OAKDALE, MINNESOTA

FROM THE NORTH AND WEST
Take I-694 East to Highway 5 West. At the second intersection, take a left (go south) on Granada Avenue. Take second right on Granada Lane (go west) and H.B. Fuller's facility is at the end of the lane.

FROM THE SOUTH
Take I-494 North to I-694 North. Take Highway 5 West. At the second intersection, take a left (go south) on Granada Avenue. Take second right on Granada Lane (go west) and H.B. Fuller's facility is at the end of the lane.

FROM THE EAST
Take I-94 West to I-694 North. Take Highway 5 West. At the second intersection, take a left (go south) on Granada Avenue. Take second right on Granada Lane (go west) and H.B. Fuller's facility is at the end of the lane.

                             [MAP TO BE INSERTED]

                              H.B. FULLER COMPANY
                            2400 Energy Park Drive
                          Saint Paul, Minnesota 55108
                                 612-645-3401

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 20, 1995

  The Annual Meeting of Shareholders of H.B. Fuller Company will be held at the Company's Industrial Coatings Facility at 2900 Granada Lane, Oakdale, Minnesota, on Thursday, April 20, 1995, beginning at 3:00 p.m. for the following purposes: (1) to elect four directors for a three-year term; (2) to ratify the appointment of Price Waterhouse as auditors for the fiscal year ending November 30, 1995; and (3) to transact such other business as may properly come before the meeting.

  Shareholders of record at the close of business on February 21, 1995 are entitled to notice of, and to vote at, the meeting.

  Whether or not you plan to attend the meeting in person, please mark, date and sign the enclosed proxy card and mail it in the enclosed envelope. No postage is required if the proxy card is mailed in the United States.

                                       [LOGO OF LEE R. MITAU]

                                       Lee R. Mitau
                                       Secretary

March 3, 1995

                      (This Page Intentionally Left Blank)

                              H.B. FULLER COMPANY
                            2400 Energy Park Drive
                          Saint Paul, Minnesota 55108
                                 612-645-3401

                                PROXY STATEMENT
                ANNUAL MEETING OF SHAREHOLDERS--APRIL 20, 1995

  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of H.B. Fuller Company, a Minnesota corporation (the "Company"), to be voted at the 1995 Annual Meeting of Shareholders and at any adjournment of the meeting. This Proxy Statement and form of proxy will be first mailed or given shareholders on or about March 3, 1995.

  Proxies in proper form received by the time of the meeting will be voted as specified. A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice of such revocation or a properly executed new proxy to the Secretary of the Company, or by attending the meeting and voting in person.

  The Company will bear the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. Solicitation will be primarily by mailing this Proxy Statement and Notice of Annual Meeting to all shareholders entitled to vote at the meeting. In addition, proxies may be solicited by telephone, telecopier, or personally by Company directors, officers and regular employees, who will receive no additional compensation for their services other than their regular salaries.

  Shareholders of record at the close of business on February 21, 1995 will be entitled to vote at the meeting and any adjournment of the meeting. At that time, the Company had outstanding and entitled to vote 13,946,671 shares of common stock and 45,900 shares of preferred stock. Holders of common stock are entitled to one vote per share and holders of preferred stock are entitled to 80 votes per share. Both classes of stock vote as a single class upon the election of directors and upon all matters submitted to shareholders. On a combined basis, 17,618,671 votes are entitled to be cast at the meeting. There is no cumulative voting. If a shareholder abstains from voting as to any matter (or withholds authority to vote for one or more nominees for director), then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter (and the election of directors). If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The table below presents as of January 31, 1995 information about the beneficial ownership of Company common stock for each director, each executive officer named in the Summary Compensation Table and all directors and executive officers (including the named individuals) as a group. There is no shareholder known by the Company to own beneficially more than 5% of the Company's common stock. Elmer L. Andersen, 1483 Bussard Court, Arden Hills, MN 55112, owns 45,900 shares of the Company's preferred stock, representing 100% of the class. Combining the preferred and common stock owned, Elmer L. Andersen controls 21.50% of the voting power of the Company.

                                             NUMBER OF SHARES OF      PERCENT OF
                                                 COMMON STOCK           COMMON
      NAME OF BENEFICIAL OWNER           BENEFICIALLY OWNED(/1/)(/2/)   STOCK
      ------------------------           ---------------------------- ----------
      Anthony L. Andersen..............            397,965               2.85%
      Norbert R. Berg..................              6,686                  *
      Edward L. Bronstien, Jr..........             12,286                  *
      Robert J. Carlson................              2,596                  *
      Freeman A. Ford..................              1,500                  *
      Gail D. Fosler...................                300                  *
      Reatha Clark King................              4,464                  *
      Walter Kissling..................            267,473               1.91%
      John J. Mauriel, Jr..............             11,101                  *
      Rolf Schubert....................             61,886                  *
      Lorne C. Webster.................             10,163                  *
      John T. Ray, Jr..................             38,884                  *
      Jerald T. Scott..................             30,836                  *
      Wolfgang Weber...................             18,000                  *
      All directors and executive offi-
        cers as a group (21 persons)...            962,726               6.84%

- ---------------------
*Indicates less than 1%

(/1/)Includes 99,938 shares which may be acquired under currently exercisable options by the executive officers named in the Summary Compensation Table and 18,264 shares of restricted stock which are subject to forfeiture. Also includes shares held under the H.B. Fuller Thrift Plan and Profit Share Plus Plan and share units under the Director's Stock Plan.

(/2/)Except for 4,560 shares owned by Jerald T. Scott's wife (as to which beneficial ownership is disclaimed by Mr. Scott), each person named and all directors and executive officers as a group have sole voting and investment power as to the shares shown.

SECTION 16(A) REPORTING
  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by it and written representations from the Company's executive officers and directors, the Company believes that, during the fiscal year ended November 30, 1994, its executive officers and directors complied with all Section 16 filing requirements.

                             ELECTION OF DIRECTORS

  The Board has fixed the number of directors at eleven. The Board of Directors is divided into three classes as equal in number as possible. Each year, one class of directors stands for election for a three-year term. The term of office for Class II directors, consisting of Anthony L. Andersen, Norbert R. Berg, Freeman A. Ford and John J. Mauriel, Jr., will expire at the 1995 Annual Meeting; the term of office for Class III directors, consisting of Edward L. Bronstien, Jr., Walter Kissling and Lorne C. Webster, will expire at the 1996 Annual Meeting; and the term of Class I directors, consisting of Robert J. Carlson, Gail D. Fosler, Reatha Clark King and Rolf Schubert will expire at the 1997 Annual Meeting .

  At the 1995 Annual Meeting, four people are to be elected as Class II directors to hold a three-year term of office from the date of their election (until the 1998 Annual Meeting) and until their successors are duly elected and qualified. The four nominees for election as Class II directors are Anthony L. Andersen, Norbert R. Berg, Freeman A. Ford and John J. Mauriel, Jr., who are currently directors. Each of the nominees has agreed to serve as a director if elected. The proposal for the election of directors appears as Item No. 1 on the enclosed proxy card. The accompanying proxy is intended to be voted for the election of the four nominees named above unless authority to vote for one or more of such nominees is withheld as specified in the proxy card. Therefore, if no instruction is given, the accompanying proxy will be voted FOR such election.

  The affirmative vote of a majority of the combined voting power of the common stock and preferred stock represented and entitled to vote at the meeting is required for the election of the above nominees to the Board of Directors. If, for any reason, any nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for a substituted nominee selected by the Board of Directors or, the Board of Directors, at its option may reduce the number of directors constituting Class II directors. The Board of Directors has no reason to believe that any of the nominees are not available or will not serve if elected.

  Information concerning the four nominees and the directors whose terms of office will continue after the 1995 Annual Meeting is set forth below.

- -------------------------------------------------------------------------------

             NOMINEES FOR ELECTION TO BOARD OF DIRECTORS--CLASS II
                          (FOR A TERM ENDING IN 1998)
- -------------------------------------------------------------------------------

                 ANTHONY L. ANDERSEN

                 Anthony L. Andersen, age 59, has been Chair of the Board of Directors since April 1992 and Chief Executive Officer of the Company since 1973. He was President from 1971 to 1992. Mr. Andersen is a director of Cowles Media Company and Apogee Enterprises, Inc., and is a trustee of Minnesota Mutual Life Insurance Company. Mr. Andersen has been a director of the Company since 1966 and is a member of the Executive, Corporate Governance, Finance and Retirement Plans Committees.

    [PHOTO]


                 NORBERT R. BERG

                 Norbert R. Berg, age 63, retired as Deputy Chairman of the Board of Control Data Corporation, a computer manufacturing and data services company, in 1988, a position he held since 1980. He is a director of First Trust Company, Inc. and was a director of Control Data Corporation from 1977 to May 1990. Mr. Berg has been a director of the Company since 1976 and is a member of the Compensation and Corporate Governance Committees.

    [PHOTO]


                 FREEMAN A. FORD

                 Freeman A. Ford, age 54, has been Chairman and Chief Executive Officer of Fafco, Inc., Redwood City, California, a manufacturer of energy conservation equipment, since 1972. Mr. Ford has been a director of the Company since 1975 and is a member of the Audit and Finance Committees.

    [PHOTO]


                 JOHN J. MAURIEL, JR.

                 John J. Mauriel, Jr., age 62, has been a member of the faculty of The Carlson School of Management, University of Minnesota, since 1965 and the Director of the Bush Educator's Program since 1975. Dr. Mauriel has been a director of the Company since 1968 and is a member of the Audit and Compensation Committees.

    [PHOTO]

- -------------------------------------------------------------------------------

         MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE--CLASS III
                             (TERM ENDING IN 1996)
- -------------------------------------------------------------------------------

                 EDWARD L. BRONSTIEN, JR.

                 Edward L. Bronstien, Jr., age 67, has been President of Rybovich Spencer, West Palm Beach, Florida, since 1981. He is Chairman of the Board of Island National Bank of Palm Beach, Palm Beach, Florida. Mr. Bronstien has been a director of the Company since 1972 and is a member of the Executive, Audit and Corporate Governance Committees.

    [PHOTO]


                 WALTER KISSLING

                 Walter Kissling, age 63, has been President since April 1992 and Chief Operating Officer of the Company since July 1990. He was an Executive Vice President of the Company from July 1990 to April 1992 and was a Senior Vice President of the Company from 1980 to 1990. He has been Chairman since 1985 and a director since 1969 of Kativo Chemical Industries, S.A., a subsidiary of the Company. He is also a director of Pentair, Inc. Mr. Kissling has been a director of the Company since 1968 and is a member of the Executive and Finance Committees.

    [PHOTO]


                 LORNE C. WEBSTER

                 Lorne C. Webster, age 66, has been Chairman of the Board and Chief Executive Officer of Prenor Group, Ltd., a Montreal-based Canadian financial services holding company, since 1980. He is a director of A.M.F. Technotransport Inc., Bank of Montreal, Murphy Oil Corporation, Bankmont Financial Corporation and Dale Parizeau, Inc. Mr. Webster has been a director of the Company since 1970 and is a member of the Retirement Plans Committee.

    [PHOTO]

- -------------------------------------------------------------------------------

          MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE--CLASS I
                             (TERM ENDING IN 1997)

- -------------------------------------------------------------------------------

                 ROBERT J. CARLSON

                 Robert J. Carlson, age 65, has been Chairman of the Board of Advanced Aerospace Design Corp. since 1994. He was Vice Chairman of the Board of J.I. Case Corporation, a worldwide manufacturer of agricultural and construction equipment, from September 1992 to 1994. He was Chairman of the Board and Chief Executive Officer of J.I. Case Corporation from July 1991 to September 1992. From 1985 to July 1991, Mr. Carlson was President, Chief Executive Officer and Chairman of the Board of BMC Industries, a manufacturer and supplier of precision etched products and optical products. He is a director of Belov and Company, Inc. Mr. Carlson has been a director of the Company since 1989 and is a member of the Finance Committee.

    [PHOTO]


                 GAIL D. FOSLER

                 Gail D. Fosler, age 47, has been Vice President and Chief Economist of The Conference Board, a business sponsored research organization, since September 1989. From 1985 to 1989, Ms. Fosler held the position of Chief Economist and Deputy Staff Director for the Senate Budget Committee and was also principal economic advisor to U.S. Senator Pete Domenici. Ms. Fosler is a director of the Unisys Corporation and a trustee of John Hancock Mutual Funds. She is also a director of the National Bureau of Economic Research. Ms. Fosler was elected a director of the Company in July 1992 and is a member of the Finance Committee.

    [PHOTO]


                 REATHA CLARK KING

                 Reatha Clark King, age 56, has been President and Executive Director of the General Mills Foundation and Vice President of General Mills, Inc., a diversified food company, since November 1988. She served as President of Metropolitan State University, St. Paul, Minnesota, from 1977 to November 1988. She is a director of Norwest Corporation and is a trustee of Minnesota Mutual Life Insurance Company. Dr. King has been a director of the Company since 1978 and is a member of the Compensation and Corporate Governance Committees.

    [PHOTO]


                 ROLF SCHUBERT

                 Rolf Schubert, age 56, has been Vice President, Corporate Research and Development of the Company since 1982. Mr. Schubert has been a director of the Company since 1972 and is a member of the Retirement Plans Committee.

    [PHOTO]

DIRECTORS' COMPENSATION
  Each director, except for full-time employees Anthony L. Andersen, Walter Kissling and Rolf Schubert, is paid an annual retainer of $20,000 plus a Board meeting fee of $1,000, and a committee meeting fee of $850. Committee chairs receive an additional $2,500 retainer annually. These retainer and meeting fees are for services performed, including attendance at Board of Directors meetings and Board committee meetings.

  Directors may elect to defer receipt of all or a percentage of his or her retainer or meeting fees under the Directors' Stock Plan. The amount deferred will be increased by 10%. All deferred amounts are treated as if they had been invested in shares of the Company's common stock and are converted into units of shares which are credited to each participating director's account. Each participating director's account is credited a number of units of shares equivalent in market value to the dividend on the Company's common stock. The payout of deferred retainer fees in common stock will be made at the earliest to occur of: (i) the last date on which the director serves as a director (i.e., the date of resignation, removal or end of the elected term), or at the option of the director on the first, second, third, fourth or fifth anniversaries of such last date as may be selected by the director in advance,
(ii) disability, (iii) death, or (iv) the date of a potential change in control as defined in the Plan. During the fiscal year ended November 30, 1994, Norbert R. Berg, Edward L. Bronstien, Jr. and John J. Mauriel, Jr. each deferred $21,415, Robert J. Carlson and Reatha Clark King each deferred $18,915 and Lorne C. Webster deferred $1,708 under this Plan.

  The Retirement Plan for Directors of the Company provides for payment of a retirement benefit to eligible directors beginning at age 60, in an amount equal to the director's annual retainer (including any committee chair retainer) for the 12-month period preceding retirement. The retirement benefit is paid each year in installments for 15 years or the number of years of service as a director, whichever is less. Eligible directors are Elmer L. Andersen (retired Chair of the Board) and directors with a minimum of 10 years of service who have never been employed by the Company or a subsidiary. The Retirement Plan for Directors is an unfunded plan, however, the Company has placed funds in trust that remain subject to claims of the Company's creditors but otherwise are intended to provide plan benefits.

  During fiscal 1994, the Company instituted a program whereby directors are reimbursed for annual physical examinations. During the fiscal year ended November 30, 1994, Edward L. Bronstien, Jr. and John J. Mauriel, Jr. were reimbursed $1,405 and $2,404, respectively, under this program.

  The Company has a Matching Gifts to Education Program, which became effective in 1983. Under the Program, the Company provides a matching gift for each employee's or director's contribution to an eligible educational institution. The maximum amount to be contributed by the Company in a year is $1,000 for each employee or director. During the fiscal year ended November 30, 1994, the Company matched contributions of $1,000 and $500, with respect to Reatha Clark King and John J. Mauriel, Jr., respectively.

CERTAIN TRANSACTIONS
  The Company paid $72,000 in consulting fees to ELA Company, a corporation wholly owned by Elmer L. Andersen, a former director who retired from the Board of Directors on April 1, 1994 who holds 21.50% of the voting power of the Company and is the father of Anthony L. Andersen.

BOARD AND COMMITTEE RESPONSIBILITIES AND MEETINGS
  The Board of Directors is responsible for the overall affairs of the Company, and conducts its business through meetings of the Board and six standing committees: Audit, Compensation, Corporate Governance, Executive, Finance and Retirement Plans. Ad hoc Committees are also established under the direction of the Board when necessary to address specific issues.

  The Board of Directors held five meetings during the fiscal year ended November 30, 1994. Each director attended at least 75% of the aggregate of the total number of Board and committee meetings of which he or she was a member during the last fiscal year, except for Gail D. Fosler who (due to illness) attended 70% of such meetings. Average attendance was 95%. The contributions of all directors have been substantial and are highly valued by the Company.

  The Audit Committee (i) recommends to the Board of Directors the engagement or dismissal of the independent public auditor, (ii) reviews the work and audit plan of the independent public auditor, (iii) reviews financial statements and related disclosures with the independent public auditor and financial management, (iv) reviews audit fees, (v) reviews and approves the scope and results of the Company's internal auditing procedures, (vi) reviews the adequacy of the Company's internal accounting and financial control systems, (vii) reviews the adequacy of the Company's risk management policies and insurance coverage, and (viii) reviews compliance with the Company's ethical conduct policy. The committee's members are nonemployee directors Edward L. Bronstien, Jr., Freeman A. Ford and John J. Mauriel, Jr. The committee held five meetings during the fiscal year ended November 30, 1994.

  The Compensation Committee (i) reviews and establishes the Company's overall compensation strategies and programs with respect to officers and directors,
(ii) reviews and approves the Chief Executive Officer's compensation, (iii) approves the total amount of individual achievement bonus monies and incentive awards, and (iv) administers, sets certain terms of, and grants options and other stock-based awards under, the Company's 1992 Stock Incentive Plan. The committee's members are non-employee directors Norbert R. Berg, Reatha Clark King and John J. Mauriel, Jr. The committee held three meetings during the fiscal year ended November 30, 1994.

  The Corporate Governance Committee (i) recommends to the Board nominees for directors, (ii) evaluates the performance of directors and is responsible for new director orientation and ongoing director education, (iii) recommends to the Board the election of officers, (iv) recommends to the Board appointments to and the responsibilities of Board committees, (v) reviews the Company's organizational structure and succession planning, (vi) evaluates the performance of the Chief Executive Officer, and (vii) reviews the functioning of the Board and the fulfillment of its legal duties and makes recommendations regarding such matters to the Board. Recommendations by shareholders of potential director nominees may be addressed to the Corporate Governance Committee in care of the Secretary of the Company and will be forwarded to the committee for consideration. The committee's members are Norbert R. Berg, Edward L. Bronstien, Jr., Anthony L. Andersen and Reatha Clark King. The committee held three meetings during the fiscal year ended November 30, 1994.

  The Executive Committee acts only in the intervals between meetings of the Board and is subject at all times to the control and direction of the Board and, within the foregoing limits, may exercise all of the powers of the Board in the management of the business of the Company, except the power to (i) declare dividends, (ii) fill vacancies on the Board, and (iii) adopt, amend, or repeal Bylaws. The committee's members are Anthony L. Andersen, Edward L. Bronstien, Jr. and Walter Kissling. The committee did not meet during the fiscal year ended November 30, 1994.

  The Finance Committee reviews and makes recommendations to the Board regarding (i) major financing programs, (ii) dividend policy, (iii) capital and operating budgets and policy, (iv) purchase and sale of the Company's securities, (v) financial aspects of acquisitions and divestitures, (vi) third-party guarantees, and (vii) level of overall borrowing authority. The committee's members are Anthony L. Andersen, Robert J. Carlson, Freeman A. Ford, Gail D. Fosler and Walter Kissling. The committee held five meetings during the fiscal year ended November 30, 1994.

  The Retirement Plans Committee (i) oversees the funding of all of the Company's worldwide pension, thrift and retirement plans, (ii) defines investment policies and performance indices for each of the plans it oversees,
(iii) may manage internally all or a portion of the retirement plans' funds,
(iv) selects and removes investment fund managers, trustees and actuarial consultants, (v) annually reviews actuarial assumptions and computations to determine that the Company's contributions are accurate, and (vi) makes recommendations to the Board regarding the Company's plans and trusts. The committee's members are Anthony L. Andersen, Rolf Schubert and Lorne C. Webster. The committee held three meetings during the fiscal year ended November 30, 1994.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Membership and Responsibility
  The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing and establishing overall compensation strategies and programs worldwide to ensure the Company's ability to attract, retain and motivate qualified executives and directors. For officers and key managers at executive pay grades (or others as necessary to provide perspective), the Committee reviews, modifies and/or approves the Chief Executive Officer's and the President's recommendations on base salaries, incentive programs, stock options and other executive compensation items to appropriately reward this group of employees. The Committee also reviews and approves the Chief Executive Officer's and the President's compensation, including base salary, incentive programs, stock options and other executive compensation items to appropriately motivate and reward these employees. In all cases, the Committee reserves the right to change compensation programs at any time.

  The Chairperson and members of the Committee are elected by the Board of Directors. The Committee currently consists of three nonemployee Directors.

  From time to time, the Committee hires one or more professionally competent and experienced disinterested outside consultants to thoroughly analyze and review the Company's compensation systems and programs. The purpose of these reviews is to satisfy the Committee that the Company's compensation plans, programs and systems are designed to meet its stated objectives. The last review occurred in November 1991, and was conducted by a nationally known compensation consulting firm.

  The Committee meets at least three times per year. During these meetings, the Committee typically addresses the following agenda:

October Meeting

. Sets pay range structures for the Company's executive group by reviewing competitive market data and anticipated increases in overall pay structures within such competitive markets (generally referred to as "market movement") and then sets budgets for salary increases, if any, based on that competitive market data, market movement and the outlook for year-end Company performance. The market data is selected from compensation surveys which include data from general manufacturing companies (which may include chemical manufacturing companies) of a size (based on revenues) comparable to the Company. Because of the general nature of compensation surveys, the Company does not know if specific positions within companies in the S&P Specialty Chemicals Index are included in such surveys.

. Determines individual achievement bonus fund. An individual achievement bonus fund is accrued at the beginning of each year for the purpose of rewarding managers at the end of the year for performance during the year. The aggregate size of the fund is determined by calculating the amounts necessary to pay out the maximum of the bonus opportunities of all management employees participating in this program (determined for each executive as discussed below). The Committee then decides how much, if any, of this fund will be released to management each year. Since the individual achievement bonus is not driven by financial performance (as opposed to the incentive bonus), the Committee has determined not to use a specific formula for determining the percentage of the individual achievement bonus fund to be released each year. In determining the percentage of this fund to be released, the Committee uses its experience and independent judgment to assess a variety of factors, including the effectiveness of key managers in addressing critical strategic issues, the overall performance of the Company and the success of managers in dealing with new challenges, directions and priorities. However, the Committee generally will release 100% of the bonus fund only if the Company exceeds its budgeted earnings target by 5%, and proportionately less of the fund as the Company's performance fails to meet budgeted targets. Due to lower than expected earnings by the Company during fiscal year 1994, significantly less than 100% of the fund was released in 1994.

January Meeting

. Reviews, modifies and/or approves annual bonuses, if any, for executive officers for the prior fiscal year and any salary increases for the current fiscal year.

Spring Meeting

. Analyzes current trends and philosophies of compensation and how they may impact the Company in its objective to attract, retain and motivate its employees.

. Reviews competitive market data and recommends changes if necessary to maintain competitive nonemployee director compensation, benefits and perquisites.

Compensation Overview
  Currently, the Company's executive compensation is comprised of five basic elements: base pay, short-term incentive compensation comprised of two components (incentive bonus and individual achievement bonus) and long-term incentive compensation comprised of two components (restricted stock or restricted stock units and performance units).

  The Company's compensation objective is to establish overall strategies and programs that ensure the Company's ability to attract, retain and motivate the best available qualified employees, key managers and members of the Company's Board of Directors on a worldwide basis. The Company's basic strategy for achieving this objective is to establish pay ranges which set the Company's basic average compensation targets (including both base and incentive elements) at or above competitive levels for comparable positions when performance targets are met.

  To ensure external competitiveness, the Company participates in extensive annual compensation surveys using multiple sources to verify competitive pay levels. To establish and maintain internal equity, the Company uses a job evaluation process in setting the internal hierarchy of jobs.

  Base pay and incentive bonuses at the Company are based on a pay-for-performance philosophy. Performance evaluation systems help to assure that these payments are administered in a consistent manner from entry level to the top positions in the Company. The Company's compensation and bonus systems involve the following integrated elements:

  1) Merit increases in base salary are tied to a formal, annual performance planning and assessment program for most Company employees worldwide, including all United States employees of the Company. Such increases are made within a prescribed range of minimum and maximum base salary set by management based upon market surveys of comparable positions. Proposed merit increases for each officer are reviewed and approved on an individual basis by the Committee. The amount of any merit increase is determined based on an assessment of individual performance, market pay rates and overall Company performance.

  2) Annual incentives and bonuses are tied directly to Company and individual performance.

. Non-management employees participate in the Company's Profit Share Plus
  Plan, under which annual cash bonus payments may be made based upon achievement of a pre-set level of total Company earnings and by individual performance in many countries in which the Company operates (including the United States). This Plan also provides a common stock award for such employees, and distributions of such common stock from this Plan are made only upon termination of employment. The Company's objective is to include employees in all countries in which it operates in the Profit Share Plus Plan. Implementation of this objective is a matter of timing and local law requirements.

. Mid-level managers may participate in the individual achievement bonus program. These bonus payments are governed by:

  --Company performance as judged by the Committee (as discussed above in reference to the Committee's October Meeting).
  --Individual employees "value ranking" as set by a committee of appropriate superiors. Value ranking attempts to identify the relative contributions of the Company's employees and is based on factors such as scope of responsibilities, future potential, current performance and past performance.
  --The individual employee's achievement against performance goals as set at the beginning of the bonus year.

. Senior management employees (including all executive officers of the Company) participate in individual incentive and achievement bonus plans.

  --Incentive bonuses are based on the achievement of financial results of the manager's business unit and, in the case of corporate-wide managers, of the total Company. Payout targets are set based on the financial budget as annually approved by the Board of Directors. Performance targets for corporate-level managers are generally net after-tax earnings for the Company. Performance targets at the business unit level may be based on the operating earnings of the manager's business unit as well as the net after-tax earnings of the Company. Payments do not occur unless stated performance targets are met. Although individual executive incentive bonus plans will vary, a typical corporate executive officer will have the opportunity to earn up to 15% of base salary under the incentive bonus program. A typical business unit executive will have the opportunity to earn up to 35% of base salary under the incentive bonus plan. In general, in fiscal 1994, due to actual performance against targets, most executive officers did not receive an incentive bonus.
  --Individual achievement bonuses are determined as discussed above with reference to mid-level managers. A typical corporate executive officer will have the opportunity to earn up to 30% of base salary under the individual achievement bonus program. A typical business unit executive will have the opportunity to earn up to 15% of such employee's base salary under the individual achievement bonus program.

  The aggregate amount of incentive and individual achievement bonus opportunity is set for each executive such that the expected payout at budgeted performance, together with such executive's base salary, would result in a total compensation package equal to or in excess of the market rate of pay for such position based on market survey data.

  3) Long-term incentives are provided primarily through its Performance Unit Plan, adopted pursuant to the Company's 1992 Stock Incentive Plan, approved at the Company's 1992 Annual Meeting of Shareholders. Under this Plan, performance units are annually assigned to the Company's top-ranked employees (approximately forty in number). These units may accrue value based on the cumulative achievement of budgeted sales and earnings over a set number of years (generally a three-year period). If, at the end of such period, cumulative budget targets are achieved, each performance unit is converted to a dollar value based on a pre-set matrix, and each participant's total unit value is used by the Company to purchase common stock of the Company. This common stock is then held by the Company for an additional three years as restricted stock, to further the Company's goal of retained ownership by key employees. For a description of the terms of such restricted stock, see footnote 3 to the Summary Compensation Table.

  Other long-term incentives in the form of stock options or restricted stock or restricted stock unit grants are distributed to key employees periodically on the basis of their contribution to the Company and their value ranking, with the goal of establishing significant and retained ownership by management. In July 1994, restricted stock and restricted stock units were granted to certain key employees. The restricted stock is restricted from sale for ten years to emphasize the importance of long-term planning and decision-making and to align the interests of the key employees with the long-term performance of the Company. The Profit Share Plus Plan, discussed above, also provides mid-level and senior management with common stock awards based on the size of the employee's individual achievement bonus payment. Such common stock is distributed only upon termination of employment.

Compensation of the Chief Executive Officer
  The Chief Executive Officer's compensation is determined by the Committee in the same manner as all other key managers, with the most important criterion being the profitability of the Company. The Chief Executive Officer is compensated on the basis of the following factors:

  1) Market pay for the position. Each year the Committee thoroughly reviews competitive market data from several survey sources and compares it to the current pay of the Chief Executive Officer. The market data is selected from compensation surveys which include data from general manufacturing companies (which may include chemical manufacturing companies) of a revenue size comparable to the Company. The Committee attempts to set the compensation of the Chief Executive Officer at or above competitive levels. As stated above, because of the general nature of compensation surveys, the Company does not know if specific positions within companies in the S&P Specialty Chemicals Index are included in such surveys.

  2) Short-Term Incentives. In 1994, Mr. Andersen was eligible to receive an aggregate of 75% of his base salary under two separate components of short-term incentive. Of this 75%, 45% was based on individual achievement and 30% was based on financial performance of the Company. The Compensation Committee has not established a specific formula for determining the relative allocation of percentages between the two components of short-term incentive and has determined to manage this aspect of executive compensation utilizing its experience and independent judgment.

    a) The performance of the Chief Executive Officer. In 1994, Mr. Andersen was eligible to earn up to 45% of his base salary under the individual achievement bonus program described above. The Committee set Mr. Andersen's 1994 individual achievement bonus at 39.6% of his base salary based on a subjective evaluation of his performance by the Corporate Governance Committee.

    b) The performance of the Company. The Chief Executive Officer's incentive bonus is based on the Company's net after-tax earnings budget as annually approved by the Board of Directors. In 1994, Mr. Andersen was eligible to earn an incentive bonus of up to 30% of his base salary based on the Company's net earnings, with 10% of his base salary paid as bonus if 90% of the Company's earnings budget was achieved, 20% if 100% of budget was achieved and 30% if 105% of the budget was achieved. In light of the Company's performance against budget in fiscal 1994, Mr. Andersen received no incentive bonus for fiscal 1994.

  3) Long-term incentives. The Chief Executive Officer participates in the Company's long-term incentive programs along with all other key managers. In 1994, he was awarded performance units in an amount determined principally with reference to his value ranking in the Company--which is the highest rank of the Company's senior managers. Additionally, he was awarded 1,500 shares of restricted stock, subject to the same ten-year restriction from sale discussed above.

International Service Compensation

  The Company has sales in over 100 countries and locations in 43 countries around the world. It is the Company's policy to staff operations wherever possible with local national employees. However, the Company recognizes that there are situations where it is necessary or desirable to assign an employee to live and work in another country for a designated period of time.

  The Company utilizes international assignments in order to accelerate executive development, to promote global understanding, knowledge and experience in Company operations, to start up new operations and to transfer important techniques and information from one division or region to another. The Company currently has 22 employees in international assignments, six of whom are officers of the Company.

  Like most major multinational employers, the Company has a formal policy which governs an international service assignment. One of the objectives of the policy is to assist the employee in maintaining reasonable continuity in purchasing power and standard of living between the home and host countries. To facilitate this objective, the Company uses several allowances and differentials. For instance, if an employee who is a citizen of the United States goes to live and work in Hong Kong for three years, the Company would pay the difference in the cost of housing and the cost of goods and services between the United States and Hong Kong for this three-year period. Like most major multinational employers, the Company's policy also provides that a premium may be paid to each international assignee to compensate employees for the difficulties inherent in international service assignments.

  Also included in this international service policy is a provision for tax equalization. This helps to assure that the affected employee will neither bear the burden of any additional taxation nor reap any windfall as a consequence of the international assignment.

  It is important to note that these allowances, differentials and tax equalization payments, with the exception of the premium described above, are not intended to be a gain to the employee.

Deductibility of Executive Compensation

  Internal Revenue Code Section 162(m), which is effective for tax years beginning after December 31, 1993, limits the ability of the Company to deduct certain compensation in excess of one million dollars paid to the individuals named in the Summary Compensation Table. The Internal Revenue Service has also issued proposed regulations relating to Section 162(m), which regulations have not yet been finalized.

  Based on the proposed regulations, the Committee believes that all compensation proposed to be paid to such individuals under the Company's existing compensation programs will be fully deductible through fiscal year 1995.

  The Committee (together with non-employee members of the Board) has reviewed, and will continue to review as circumstances change, the effects of this limit on the Company. However, the Committee believes that discretionary control over certain aspects of executive compensation is critical to the overall philosophy of the Company, which is to attract, retain and motivate employees of the Company in a manner which balances the best interests of the stakeholders.

                                       MR. NORBERT R. BERG,
                                       DR. REATHA CLARK KING, and
                                       DR. JOHN J. MAURIEL, JR.,
                                       The Members of the Committee.

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four highest paid executive officers of the Company whose salary and bonus in fiscal 1994 exceeded $100,000.

                                                                         LONG-TERM
                                                                       COMPENSATION
                              ANNUAL COMPENSATION                         AWARDS
                              --------------------                     ------------
   NAME AND PRINCIPAL                                OTHER ANNUAL       RESTRICTED         ALL OTHER
        POSITION         YEAR SALARY(/1/)  BONUS   COMPENSATION(/2/) STOCK AWARDS(/3/) COMPENSATION(/4/)
   ------------------    ---- ----------- -------- ----------------- ----------------- -----------------
Anthony L. Andersen      1994  $476,160   $188,559                        $56,813(/5/)      $15,490
 Chair, Chief            1993   476,160    130,000                         52,875(/6/)       15,516
 Executive Officer       1992   466,824    350,117                                            6,599
Walter Kissling          1994   416,262    165,000     $738,063            56,813(/7/)       12,214
 President, Chief        1993   416,262    110,000      602,643            52,875(/8/)        9,179
 Operating Officer       1992   408,100    306,075      553,999
Wolfgang Weber(/9/)      1994   315,368    108,000      213,374            56,813(/7/)        4,050
 Sr. Vice President,     1993   312,117     52,891      196,896                               1,874
 Technology and          1992   291,595    120,282       66,568
 Worldwide Systems
John T. Ray, Jr.         1994   298,326    103,916                         56,813(/5/)       16,876
 Sr. Vice President,     1993   261,520     88,076                         52,875(/6/)       13,733
 Adhesives, Sealants and 1992   247,642    154,775                                            6,588
 Coatings
Jerald T. Scott          1994   197,426     55,000      242,327            56,813(/7/)       13,297
 Vice President,         1993   186,251     55,000      331,171            52,875(/8/)       10,315
 Europe                  1992   177,382     62,702       61,057

- ---------------------
(/1/)Includes cash compensation deferred at the election of the executive officer under the terms of the H.B. Fuller Thrift Plan.

(/2/)Includes certain cash payments provided by the Company to offset higher costs of living and adverse impacts of different tax treatment incurred by certain executive officers when such officers are transferred from one country to another. These allowances are paid according to the Company's international service policy which applies to all employees who are transferred from one country to another and are not intended to be a gain to the employee. Mr. Weber's and Mr. Scott's payments under such policy also include a premium (intended as additional compensation) of $51,974 and $29,614, respectively. Please refer to the Compensation Committee Report on Executive Compensation elsewhere in this Proxy Statement for further explanation of the Company's international service policy.

(/3/)The Company issues Restricted Stock under its Performance Unit Plan and
     Restricted Stock Plan and issues Restricted Stock Units under its Restricted Stock Unit Plan. The terms and conditions of the Restricted Stock and Restricted Stock Units issued under each of these plans are similar. Restricted Stock represents shares of the Company's common stock held by the Company on behalf of the participant. Each Restricted Stock Unit represents the right to receive one share of the Company's common stock.

   Restricted Stock and Restricted Stock Units will be forfeited and reacquired by the Company unless the participant remains in the continuous employment of the Company or an affiliate of the Company for a period of ten years from the date of award, except with respect to Restricted Stock or Restricted Stock Units issued upon conversion of Performance Units, in which case continuous employment of three years is required to avoid forfeiture. In the event of death, disability or retirement, the risk of forfeiture and all other restrictions on Restricted Stock and Restricted Stock Units will lapse immediately. Dividends are paid on Restricted Stock and dividend equivalents will accrue with respect to Restricted Stock Units at the same rate as paid to all holders of the Company's common stock but in the form of additional shares of Restricted Stock or Restricted Stock Units, as the case may be, rather than cash. The restrictions on the Restricted Stock and Restricted Stock Units will lapse upon a change in control of the Company. As of November 30, 1994, Mr. Andersen and Mr. Ray each held a total of 3,037 shares of Restricted Stock (including accrued dividend shares) having a then current value of $98,703, Mr. Kissling and Mr. Scott each held a total of 3,037 Restricted Stock Units (including accrued dividend equivalents) having a then current value of $98,703, and Mr. Weber held a total of 1,506 Restricted Stock Units (including accrued dividend equivalents) having a then current value of $48,945.

(/4/)Amounts include (i) the Company's contributions under the terms of the H.B.
     Fuller Thrift Plan, including the following amounts for fiscal year 1994:
     Mr. Andersen ($5,544), Mr. Ray ($6,930) and Mr. Scott ($5,781), (ii) the
     fair market value on the date of grant of shares of the Company's common stock awarded to the executive officer's individual account for fiscal 1994 pursuant to the Company's "Profit Share Plus Plan," a non-leveraged employee stock ownership plan in the following amounts: Mr. Andersen ($5,896), Mr. Kissling ($5,896), Mr. Ray ($5,896) and Mr. Scott ($4,936),
     and (iii) the dollar value of group term life insurance premiums paid by the Company for the benefit of the named executive officers in the following amounts for fiscal year 1994: Mr. Andersen ($4,050), Mr. Kissling ($6,318), Mr. Weber ($4,050), Mr. Ray ($4,050) and Mr. Scott ($2,580). The
     amount to be contributed by the Company to each employee's account under the Profit Share Plus Plan each year is calculated according to a pre-determined formula based on each employee's cash bonus with respect to that year. The Company's contributions are made in cash, common stock or a combination of cash and common stock. Substantially all of the assets of the Profit Share Plus Plan are invested in common stock of the Company. A participant is fully vested in the balance of his or her account upon the occurrence of certain specified circumstances, including a change in control of the Company or the completion of five years of continuous service. The Chief Executive Officer and each of the named executive officers have been employed by the Company for more than five years, and therefore, are fully vested in the balance of each such executive officer's account, respectively. Distribution of a participant's vested account balance is made only upon the termination of employment.

(/5/)Represents the value as of the date of grant (July 15, 1994) of the Restricted Stock awarded under the Company's Restricted Stock Plan.

(/6/)Represents the value as of the date of grant (August 2, 1993) of the Restricted Stock awarded under the Company's Restricted Stock Plan.

(/7/)Represents the value as of the date of grant (July 15, 1994) of the Restricted Stock Units awarded under the Company's Restricted Stock Unit Plan.

(/8/)Represents the value as of the date of grant (August 2, 1993) of the Restricted Stock Units awarded under the Company's Restricted Stock Unit Plan.

(/9/)Mr. Weber's 1994 salary and bonus reflect the foreign exchange rate in effect on November 30, 1994.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

  The following table reflects awards made under the Company's long-term incentive plans during the fiscal year ended November 30, 1994 to the Chief Executive Officer and the executive officers named in the Summary Compensation Table.

                               PERFORMANCE OR
                                OTHER PERIOD     ESTIMATED FUTURE PAYOUTS UNDER
            NUMBER OF SHARES,       UNTIL       NON-STOCK PRICE BASED PLANS(/2/)
                UNITS OR        MATURATION OR   --------------------------------
   NAME     OTHER RIGHTS(/1/)      PAYOUT        THRESHOLD   TARGET    MAXIMUM
   ----     ----------------- -----------------  ---------   ------    -------
Mr. Ander-
  sen              100        November 30, 1994  $  25,000  $  50,000 $  100,000
Mr. Kissl-
  ing               85        November 30, 1994     21,250     42,500     85,000
Mr. Weber           43        November 30, 1994     10,750     21,500     43,000
Mr. Ray             43        November 30, 1994     10,750     21,500     43,000
Mr. Scott           43        November 30, 1994     10,750     21,500     43,000

- ---------------------
(/1/)Represents Performance Units awarded during fiscal year ending November
     30, 1994 under the Company's Performance Unit Plan. The Performance Units are denominated in cash and payable in shares of restricted stock ("Restricted Stock") upon the achievement of certain cumulative performance goals for the period ending November 30, 1994 (the "Performance Period"). The original Performance Period under the Performance Unit Plan was a three-year period ended November 30, 1993; however, rather than establish a new plan, the Compensation Committee extended the Performance Period to a four-year period ending November 30, 1994, and also raised the cumulative performance goals to include fiscal 1994 target goals. Performance goals were based on target levels of net after-tax consolidated income and trade sales, and the potential payouts under the Performance Unit Plan were adjusted pursuant to a formula which adjusts for performance against the target goals. As of the last day of the Performance Period, the participant's Performance Units would have been converted to the largest number of whole shares of Restricted Stock (restricted for a period of three years) that equals the aggregate value of Performance Units earned during the Performance Period divided by the fair market value of the Company's common stock. See footnote (3) to the Summary Compensation Table for a description of the general terms of the Restricted Stock that may be awarded under the Performance Unit Plan.

(/2/)Since four-year cumulative performance goals were not achieved, there were no payouts at the end of the Performance Period.

            STOCK OPTION EXERCISES IN 1994 AND VALUE AT END OF 1994

  The following table summarizes information with respect to stock option exercises during fiscal year 1994 by the Chief Executive Officer and the executive officers named in the Summary Compensation Table, options held by such persons, and the value of the options held by such persons at the end of fiscal year 1994. Neither the Chief Executive Officer nor the named executive officers received stock option grants in fiscal year 1994.

                                                               VALUE OF
                                               NUMBER OF     UNEXERCISED
                                              UNEXERCISED    IN-THE-MONEY
              SHARES ACQUIRED                OPTIONS AT END OPTIONS AT END
    NAME        ON EXERCISE   VALUE REALIZED  OF 1994(/1/)   OF 1994(/1/)
    ----      --------------- -------------- -------------- --------------
Mr. Andersen        -0-            -0-           15,750        $286,124
Mr. Kissling        -0-            -0-           27,000         457,498
Mr. Weber          7,012         $136,540         -0-            -0-
Mr. Ray             -0-            -0-           10,500         190,749
Mr. Scott           -0-            -0-           15,000         267,249

- ---------------------
(/1/)All options are currently exercisable.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below are two graphs: the first comparing the yearly cumulative total shareholder return on the Company's common stock against the cumulative total return of the S&P 500 Stock Index and the S&P Specialty Chemicals Index, and the second comparing cumulative total return on the Company's common stock against the cumulative total return of the S&P 400 Midcap Index and the Domini Social Index, both which include the Company.

                        5 YEAR CUMULATIVE TOTAL RETURN*
          AMONG H.B. FULLER, S&P 500 INDEX & S&P SPECIALTY CHEMICALS


                             [GRAPH APPEARS HERE]


Measurement Period           H. B. FULLER   S&P          S&P SPECIALTY
(Fiscal Year Covered)        COMPANY        500 INDEX    CHEMICALS INDEX
- -------------------          ------------   ---------    ---------------
Measurement Pt-
11/30/89                     $100           $100         $100
FYE 11/30/90                 $127           $ 97         $100
FYE 11/30/91                 $226           $116         $127
FYE 11/30/92                 $263           $138         $153
FYE 11/30/93                 $231           $152         $173
FYE 11/30/94                 $226           $153         $147


                        FISCAL YEARS ENDED NOVEMBER 30

    Assumes $100 invested on               *Total return assumes
    November 30, 1989 in H.B.              reinvestment of dividends
    Fuller Common Stock, S&P 500
    Index & S&P Specialty
    Chemicals Index

                        5 YEAR CUMULATIVE TOTAL RETURN*
            AMONG H.B. FULLER, S&P 400 MIDCAP & DOMINI SOCIAL INDEX


                             [GRAPH APPEARS HERE]


Measurement Period           H.B. FULLER    S&P 400      DOMINI SOCIAL
(Fiscal Year Covered)        COMPANY        MIDCAP INDEX INDEX
- -------------------          -----------    ------------ -------------
Measurement Pt-
11/30/89                     $100           $100         $100
FYE 11/30/90                 $127           $ 93         $ 94
FYE 11/30/91                 $226           $132         $118
FYE 11/30/92                 $263           $160         $147
FYE 11/30/93                 $231           $180         $161
FYE 11/30/94                 $226           $180         $162

                        FISCAL YEARS ENDED NOVEMBER 30

    Assumes $100 invested on               *Total return assumes
    November 30, 1989 in H.B.              reinvestment of dividends
    Fuller Common Stock, S&P 400
    Midcap Index & Domini Social
    Index

RETIREMENT PLANS

  The Company's Retirement Plan (the "United States Plan") provides noncontributory benefits for U.S. employees. The amount of plan benefits is determined by a formula based on the employee's highest average compensation, including commissions and bonuses, during five of the final ten years of credited service. The formula was modified in 1989 to conform to new federal requirements, but benefits accrued under the old formula as of November 30, 1989 were preserved to the extent they exceed the new formula benefits. Rather than offset the formula benefit by Social Security payments, the United States Plan now takes the Company's Social Security contributions into account in the benefit formula. The new formula limits the amount of compensation that can be taken into account each year. The Company also has adopted a Supplemental Executive Retirement Plan (the "Supplemental Plan") that provides benefits to certain participants, including the Chief Executive Officer and certain of the executive officers named in the Summary Compensation Table. The purpose of the Supplemental Plan is to supplement the benefits that are provided under the United States Plan and the Costa Rican Plan (as defined below), since the benefits provided under such plans are restricted by certain Internal Revenue Service requirements. The Supplemental Plan is an unfunded plan; however, the Company has placed funds in trust that remain subject to claims of the Company's creditors but otherwise are intended to provide Supplemental Plan benefits. The Supplemental Plan provides a specified level of retirement income based on a participant's length of service with the Company, final average compensation (as defined in the Supplemental Plan) and retirement income from certain other sources, including Social Security payments.

  The following table shows the estimated annual benefits on a straight line annuity basis payable to certain employees with 15 or more years of service upon normal retirement under the United States Plan and the Supplemental Retirement Plan in specified compensation classifications.

                    FINAL
                   AVERAGE                                             ANNUAL
                 COMPENSATION                                         BENEFITS
                 ------------                                         --------
                   $225,000                                           $ 98,730
                    300,000                                            136,230
                    375,000                                            173,730
                    450,000                                            211,230
                    525,000                                            248,730
                    600,000                                            286,230
                    675,000                                            323,730
                    750,000                                            361,230
                    825,000                                            398,730
                    900,000                                            436,230

  Mr. Andersen, Mr. Ray and Mr. Scott each had more than 15 years of service as of November 30, 1994, and their covered compensation under the plans for the fiscal year ended November 30, 1994 was equal to the base salary and bonus set forth in the Summary Compensation Table.

  Walter Kissling participates in an unfunded Company retirement plan providing noncontributory benefits for two employees in Costa Rica (the "Costa Rican Plan") and does not participate in the United States Plan. The Costa Rican Plan operates in the same manner as the United States Plan in all material respects, including use of the same formula for measuring benefits and the same vesting schedule. The Company is directly obligated to the participants of the Costa Rican Plan and has not established a trust to provide funding for the benefits. As of November 30, 1994, Mr. Kissling had more than 15 years of service and his covered compensation under the plan was equal to his base salary and bonus set forth in the Summary Compensation Table.

  Wolfgang Weber participates in a Company retirement plan providing noncontributory benefits for its employees in Germany (the "German Plan") and does not participate in the United States Plan or the Supplemental Plan. The German Plan is substantially similar to the United States Plan, except that covered earnings include only base salary, the benefits formula is based upon covered earnings only in the final year of employment, and the German Plan does not provide for a maximum benefit. The following table presents an estimate of benefits payable to Mr. Weber assuming his retirement at age 65 (and continuous employment with the Company) with a base salary in his final year of employment as indicated. In the table, the estimated benefits are computed with the current German social security ceiling and foreign exchange rates as of December 1, 1994.

                 FINAL BASE SALARY                              ANNUAL BENEFIT
                 -----------------                              --------------
                     $300,000                                      $163,420
                      375,000                                       213,275
                      450,000                                       263,113

   At Mr. Weber's current base salary rate and foreign exchange rates as of December 1, 1994, annual earnings of approximately $368,042 would be covered by the German Plan.

EMPLOYMENT AND OTHER AGREEMENTS
  The Company currently has employment agreements with Mr. Andersen, Mr. Kissling, Mr. Ray and Mr. Scott, prohibiting disclosure of confidential information, prohibiting the employee from engaging in certain competitive activities for a specified period up to 24 months after termination of employment, and requiring the assignment of certain discoveries and inventions developed by the employee to the Company. The employment agreements have indefinite terms. The employment agreements for Mr. Kissling and Mr. Scott also provide that under certain circumstances the Company will compensate the employee during the non-competition period in an amount equal to the difference between (i) the amount of monthly compensation subsequently earned and (ii) monthly basic compensation (as defined in the agreement) from the Company at the time of termination of employment. The present monthly basic compensation for Mr. Kissling and for Mr. Scott which would be offset by the amount of monthly compensation subsequently earned is $34,688 and $17,275, respectively.

  Wolfgang Weber has an employment agreement with a Company subsidiary prohibiting disclosure of confidential information both during and subsequent to employment and prohibiting Mr. Weber from engaging in any competitive activity within a period of 24 months after termination of employment. The employment agreement may be terminated upon 12 months notice. During the notice period and the non-competition period, Mr. Weber will continue to receive his monthly base salary. Mr. Weber's present monthly base salary is $31,326.

  Messrs. Kissling, Weber and Scott are currently on international assignments and have entered into international service agreements with the Company setting forth the expected duration of the international assignment, the position and salary for that assignment, the international service premium, if any, the goods and services and housing equalization reimbursement, relocation expense and tax equalization. The international service agreements are terminable upon 30 days notice by either party. The provisions of the international service agreements do not affect the provisions of the employment agreements described above. See the Compensation Committee Report on Executive Compensation contained elsewhere herein for a further discussion of the Company's policy with respect to international service compensation.

  The Company has entered into a deferred compensation agreement with Walter Kissling. Beginning January 1, 1995 Mr. Kissling agreed to defer 35% of his base salary and cash bonuses earned through September 30, 1997. The deferred amount (including previously accrued interest) will be credited on a monthly basis with interest equal to Wall Street prime plus 1%. The entire deferred amount plus accrued interest will be distributed in a lump sum on the earlier of June 30 of the year following the year Mr. Kissling ceases to be a U.S. resident for U.S. income tax purposes, 60 days following the death of Mr. Kissling, January 10, 2001, or upon change in control of Company.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Price Waterhouse, independent certified public accountants, to be the Company's auditors for the fiscal year ending November 30, 1995. Price Waterhouse served as the Company's auditors for the fiscal year ended November 30, 1994. If the Board of Directors appointment of auditors is not approved by the shareholders, the Board of Directors intends to reconsider that appointment. A representative of Price Waterhouse is expected to be present at the meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions. Proxies will be voted in favor of ratification of the appointment of the auditors unless otherwise specified.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
              RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE

                                 OTHER MATTERS

  The Board of Directors does not know of any other business to be presented for consideration at the meeting. If any other business does properly come before the meeting, proxies will be voted in accordance with the best judgment of the person or persons acting under them.

                            SHAREHOLDERS' PROPOSALS

  Proposals of shareholders intended to be presented at the Company's Annual Meeting to be held in 1996 must be received at the principal executive offices of the Company by the close of business on November 3, 1995, in order to be included in the Company's Proxy Statement and proxy.

                                       [LOGO SIGNATURE OF LEE MITAU]
                                       Lee R. Mitau
                                       Secretary

Dated: March 3, 1995

     [RECYCLE WASTE LOGO]
                             RECYCLED PAPER WITH A MINIMUM OF 10% POST
                             CONSUMER WASTE

H.B. FULLER COMPANY
2400 Energy Park Drive
St. Paul, MN 55108
Proxy
- --------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned, revoking all prior proxies, appoints Anthony L. Andersen, Walter Kissling and Lee R. Mitau, or any one or more of them, as proxies, with full power of substitution and revocation, to represent the undersigned and to vote, as checked below and otherwise in their discretion, upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held at the Company's facility at 2900 Granada Lane, Oakdale, Minnesota 55128, on Thursday, April 20, 1995, at 3:00 p.m. and at any adjournment thereof.

1. Election of the following four director-nominees as Class II Directors for a three-year term and until their successors are duly elected and qualified:
   Anthony L. Andersen,  Norbert R. Berg, Freeman A. Ford and John J. Mauriel,
   Jr.

   [_] FOR ALL NOMINEES
       (except as indicated below)

   [_] WITHHOLD AUTHORITY FOR ALL

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)


- ------------------------------------------------------------------------------

2. To ratify the appointment of Price Waterhouse as auditors for the fiscal year ending November 30, 1995.

   FOR    AGAINST   ABSTAIN
   [_]    [_]       [_]

3. To vote with discretionary authority upon such other matters as may properly come before the meeting.

                     (Please Date and Sign on Reverse Side)

- --------------------------------------------------------------------------------


If Shares Are Held in the Dividend Reinvestment Plan, Such Shares Are Included in This Total and Will Be Voted as Directed Hereon.

IF NOT OTHERWISE SPECIFIED ABOVE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES, ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                                                 Receipt of Notice of
                                                 Meeting and Proxy
                                                 Statement and Annual
                                                 Report Is Hereby
                                                 Acknowledged.

                                                 DATED:__________, 1995

                                                 ----------------------

                                                 ----------------------
                                                 Please sign proxy as
                                                 name appears. JOINT
                                                 OWNERS SHOULD EACH
                                                 SIGN PERSONALLY.
                                                 Trustees and others
                                                 signing in a
                                                 representative
                                                 capacity should
                                                 indicate the capacity
                                                 in which they sign.

                        VOTING INSTRUCTIONS TO TRUSTEE

          H.B. FULLER COMPANY THRIFT PLAN AND PROFIT SHARE PLUS PLAN

I hereby direct Norwest Bank Minnesota, N.A., as Trustee of the H.B. Fuller Company Thrift Plan Trust and the H.B. Fuller Company Profit Share Plus Plan Trust to vote at the Annual Meeting of the Shareholders of H.B. Fuller Company ("the Company") to be held on April 20, 1995, and at any and all adjournments of said meeting, the common stock of the Company allocated to my accounts.

I understand this card must be returned to the Trustee if my voting instructions are to be honored. If it is not received by the Trustee, or if it is received but the voting instructions are invalid, the stock with respect to which I could have directed the Trustee shall be voted by the Trustee in accordance with the terms of the plans.

The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement.

1. Election of the following four director-nominees as Class II Directors for a three-year term and until their successors are duly elected and qualified:
   Anthony L. Andersen, Norbert R. Berg, Freeman A. Ford and John J. Mauriel,
   Jr.

   [_] FOR ALL NOMINEES
       (except as indicated below)

   [_] WITHHOLD AUTHORITY FOR ALL

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


- -----------------------------------------------------------------------------

2. To ratify the appointment of Price Waterhouse as auditors for the fiscal year ending November 30, 1995.

   FOR   AGAINST   ABSTAIN
   [_]   [_]       [_]

3. To vote with discretionary authority upon such other matters as may properly come before the meeting.

                     (Please Date and Sign on Reverse Side)

- --------------------------------------------------------------------------------

            Thrift                    Profit Share Plus

IF NOT OTHERWISE SPECIFIED ABOVE, THIS VOTING CARD WILL BE VOTED IN ACCORDANCE TO THE TERMS OF THE PLANS.

                                                Receipt of Notice of Meeting
                                                and Proxy Statement and Annual
                                                Report is Hereby Acknowledged.

                                                Dated: _________________, 1995.

                                                -------------------------------

                                                -------------------------------
                                                   Please sign card as name
                                                       appears at left.

IF NOT OTHERWISE SPECIFIED ABOVE, THIS VOTING CARD WILL BE VOTED IN ACCORDANCE TO THE TERMS OF THE PLANS.

                                            Receipt of Notice of Meeting and
                                            Proxy Statement and Annual Report
                                            is Hereby Acknowledged.

                                            Dated: ____________________, 1995.

                                            ----------------------------------

                                            ----------------------------------
                                            Please sign card as name appears
                                                        at left.

- -------------------------------------------------------------------------------


                        VOTING INSTRUCTIONS TO TRUSTEE

   H.B. FULLER INTERNATIONAL PROFIT SHARE PLUS, H.B. FULLER CANADIAN PROFIT
        SHARE PLUS AND H.B. FULLER NEW ZEALAND PROFIT SHARE PLUS TRUSTS

I hereby request ABN AMRO Trust Company (Jersey) Limited as Trustee of the H.B. Fuller International Profit Share Plus Trust, the H.B. Fuller Canadian Profit Share Plus Trust and the H.B. Fuller New Zealand Profit Share Plus Trust to vote at the Annual Meeting of the Shareholders of H.B. Fuller Company ("the Company") to be held on April 20, 1995, and at any and all adjournments of said meeting, the common stock of the Company allocated to my accounts.

I understand this card must be returned to the Trustee if my voting instructions are to be honored. If it is not received by the Trustee, or if it is received but the voting instructions are invalid, the stock with respect to which I could have requested the Trustee shall be voted by the Trustee in accordance with the terms of the plans.

The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company's Notice of Annual Meeting of Shareholders and Proxy Statement.

1. Election of the following four director-nominees as Class II Directors for a three-year term and until their successors are duly elected and qualified:
   Anthony L. Andersen, Norbert R. Berg, Freeman A. Ford, and John J. Mauriel,
   Jr.

   [_] FOR ALL NOMINEES
       (except as indicated below)

   [_] WITHHOLD AUTHORITY FOR ALL

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


  -----------------------------------------------------------------------------

2. To ratify the appointment of Price Waterhouse as auditors for the fiscal year ending November 30, 1995.

   FOR   AGAINST   ABSTAIN
   [_]   [_]       [_]

3. To vote with discretionary authority upon such other matters as may properly come before the meeting.

                     (Please Date and Sign on Reverse Side)